Exhibit 99.1
MARKETAXESS REPORTS SECOND QUARTER 2011 RECORD REVENUES OF $45.8
MILLION, RECORD PRE-TAX INCOME OF $19.9 MILLION AND DILUTED EPS OF $0.30
Second Quarter Financial Highlights*
•	Record revenues of $45.8 million, up 29.6%
•	Record pre-tax income of $19.9 million, up 67.9%
•	Record pre-tax margin of 43.5%, up from 33.6%
•	EBITDA of $21.5 million, up 59.8%
•	Net income of $11.9 million, up 66.5%

*	All comparisons versus second quarter 2010.
NEW YORK, July 27, 2011 — MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate bonds, emerging markets bonds and other types of fixed-income securities, today announced results for the second quarter ended June 30, 2011.
“Our second quarter results represent the ninth straight quarter of record revenues and earnings for MarketAxess. These results were propelled primarily by strong U.S. high grade market share gains, healthy fee capture and our ongoing focus on expense management,” said Richard M. McVey, chairman and chief executive officer of MarketAxess. “Market volumes remain solid and are supported by the growth in corporate debt outstanding. We are also encouraged by the strong growth in our Other product category.”
Second Quarter Results
Total revenues for the second quarter of 2011 increased 29.6% to a record $45.8 million, compared to $35.3 million for the second quarter of 2010. Pre-tax income was a record $19.9 million, compared to $11.9 million for the second quarter of 2010, an increase of 67.9%. Pre-tax margin was 43.5%, compared to 33.6% for the second quarter of 2010. Net income totaled $11.9 million, or $0.30 per share on a diluted basis, compared to $7.2 million, or $0.18 per share on a diluted basis, for the second quarter of 2010.
Commission revenue for the second quarter of 2011 totaled $39.1 million on total trading volume of $133.0 billion, compared to $29.5 million in commission revenue on total trading volume of $98.3 billion for the second quarter of 2010. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 11.1%, compared to an estimated 8.1% for the second quarter of 2010.
Technology products and services revenue, which includes revenue for technology licenses, support and professional services, increased 22.6% to $4.0 million for the second quarter of 2011, compared to $3.3 million for the second quarter of 2010. Other revenue, which consists of information and user access fees, investment income and other revenue, increased 4.4% to $2.7 million, compared to $2.6 million for the second quarter of 2010.

Total expenses for the second quarter of 2011 increased 10.3% to $25.9 million, compared to $23.5 million for the second quarter of 2010. The increase in expenses during the second quarter of 2011 was primarily due to higher employee compensation and benefits expense of $0.9 million and professional and consulting fees of $0.7 million. Employee compensation and benefits is net of a $1.1 million favorable adjustment to reflect the cancellation of certain unvested stock options, restricted stock and performance shares upon the resignation of the Company’s President. Excluding this adjustment, diluted earnings per share would have been $0.29 for the second quarter of 2011.
The effective tax rate for the second quarter of 2011 was 40.0%, compared to 39.5% for the second quarter of 2010.
Employee headcount as of June 30, 2011 was 236, compared to 221 as of June 30, 2010.
Dividend
The Company’s board of directors declared a quarterly cash dividend of $0.09 per share of common stock outstanding or issuable upon conversion of outstanding shares of non-voting common stock, to be paid on August 25, 2011 to stockholders of record as of the close of business on August 11, 2011.
Balance Sheet Data
As of June 30, 2011, total assets were $321.3 million and included $211.5 million in cash, cash equivalents and securities. Total stockholders’ equity as of March 31, 2011 was $292.9 million.
Guidance for 2011
The Company is reconfirming its full year 2011 expense and tax rate guidance and expects total expenses to be towards the upper end of the guidance range of $101 million to $107 million and the overall effective tax rate to be between 38% and 41%.
The Company now expects its full year 2011 capital spending to be in the range of $5.5 million to $7.0 million.
Non-GAAP Financial Measure
EBITDA is a non-GAAP financial measure. The Company believes that this non-GAAP financial measure, when taken into consideration with the corresponding GAAP financial measure, is important in understanding the Company’s operating results. See the attached schedule for a full reconciliation of GAAP net income to EBITDA.
Webcast and Conference Call Information
Richard M. McVey, Chairman and Chief Executive Officer, and Antonio L. DeLise, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, July 27, 2011, at 10:00 a.m. Eastern time. To access the conference call, please dial 866-356-4123 (U.S.) or 617-597-5393 (international). The passcode for all callers is 23205378. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://www.marketaxess.com. A replay of the call will be made available by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) for one week after the announcement. The passcode for replay callers is 44639788. The Webcast will also be archived on http://www.marketaxess.com for 90 days following the announcement.

About MarketAxess
MarketAxess operates a leading electronic trading platform that enables investment industry professionals to efficiently trade corporate bonds and other types of fixed-income instruments. MarketAxess’ patented trading technology allows institutional investor clients to request competitive, executable bids or offers from multiple broker-dealers simultaneously, and to execute trades with the broker-dealer of their choice. Over 850 institutional investors are active users of the MarketAxess trading platform, accessing the global liquidity provided by MarketAxess’ 81 broker-dealer clients in U.S. high-grade corporate bonds, European bonds, high yield and emerging markets bonds, agency bonds, asset-backed and preferred securities and credit default swaps. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients.
MarketAxess maintains its headquarters in New York and has offices in London, Chicago and Salt Lake City. For more information, please visit www.marketaxess.com.
Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from the those currently expected or desired because of a number of risks and uncertainties, including: the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matching back-to-back trades; our dependence on our broker-dealer clients; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our future capital needs and our ability to obtain capital when needed; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.
# # #
Media and Investor Relations Contacts:

Tony DeLise	William McBride
MarketAxess Holdings Inc.	William McBride & Associates
+1-212-813-6017	+1-917-239-6726

Florencia Panizza
MarketAxess Holdings Inc.
+1-212-813-6029

MarketAxess Holdings Inc.
Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(in thousands, except per share data)
	(unaudited)
Revenues
Commissions
U.S. high-grade	$26,830	$20,249	$53,208	$40,025
Eurobond	4,606	4,669	9,223	10,161
Other	7,640	4,542	14,430	8,581

Total commissions	39,076	29,460	76,861	58,767
Technology products and services	3,984	3,251	7,092	6,415
Information and user access fees	1,719	1,722	3,408	3,356
Investment income	310	315	609	606
Other	702	578	1,430	1,066

Total revenues	45,791	35,326	89,400	70,210

Expenses
Employee compensation and benefits	15,104	14,189	31,372	28,122
Depreciation and amortization	1,627	1,622	3,189	3,238
Technology and communications	2,724	2,353	5,224	4,770
Professional and consulting fees	2,665	1,990	5,537	4,128
Occupancy	708	707	1,474	1,645
Marketing and advertising	1,248	759	2,222	1,387
General and administrative	1,810	1,850	2,811	3,979

Total expenses	25,886	23,470	51,829	47,269

Income before taxes	19,905	11,856	37,571	22,941
Provision for income taxes	7,968	4,687	14,854	9,071

Net income	$11,937	$7,169	$22,717	$13,870

Per Share Data:
Earnings per share:
Basic	$0.32	$0.19	$0.62	$0.37
Diluted	$0.30	$0.18	$0.58	$0.35

Cash dividends declared per common share	$0.09	$0.07	$0.18	$0.14

Weighted-average common shares:
Basic	36,762	33,733	36,635	33,679
Diluted	39,490	39,514	39,396	39,409

MarketAxess Holdings Inc.
Consolidated Condensed Balance Sheet Data

	June 30, 2011	December 31, 2010
	($ in thousands)
	(unaudited)
Assets
Cash and cash equivalents	$135,768	$124,994
Securities available-for-sale	75,696	72,552
Deferred tax assets, net	14,296	19,813
All other assets	95,507	82,162

Total assets	$321,267	$299,521

Liabilities and Stockholders’ Equity
Total liabilities	$28,410	$34,730
Series B Preferred Stock	—	30,315
Total stockholders’ equity	292,857	234,476

Total liabilities and stockholders’ equity	$321,267	$299,521

MarketAxess Holdings Inc.
Reconciliation of Non-GAAP Financial Measures

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	($ in thousands)
	(unaudited)

Net income	$11,937	$7,169	$22,717	$13,870

Add back:
Interest expense	15	20	32	41

Provision for income taxes	7,968	4,687	14,854	9,071

Depreciation and amortization	1,627	1,622	3,189	3,238

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$21,547	$13,498	$40,792	$26,220

MarketAxess Holdings Inc.
Volume Statistics

	Total Trading Volume
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	($ in millions)
	(unaudited)

U.S. high-grade — multi dealer [1]
fixed-rate	$77,077	$55,829	$159,344	$114,495
floating-rate	3,825	2,341	6,763	5,186
Eurobond	9,998	12,739	21,311	28,758
Other[1]	42,061	27,372	80,722	49,044

Total	$132,961	$98,281	$268,140	$197,483

	Average Daily Volume
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	($ in millions)
	(unaudited)

U.S. high-grade[1]	$1,284	$923	$1,329	$965
Eurobond	167	209	173	232
Other[1]	668	434	646	396

Total	$2,119	$1,566	$2,148	$1,593

Number of U.S. Trading Days [2]	63	63	125	124
Number of U.K. Trading Days [3]	60	61	123	124

1	Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a riskless principal basis between two counterparties.

2	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.

3	The number of U.K. trading days is based on the U.K. Bank holiday schedule.